Exhibit 99.1

Contact:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837 7565

fkarbe@exelixis.com

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005

FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - February 21, 2006 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter and year ended December 31, 2005.

Net loss under generally accepted accounting principles (GAAP) for the quarter ended December 31, 2005 was $24.5 million, or $0.29 per share. This compares to $51.9 million, or $0.70 per share, for the comparable period in 2004 in which the company recorded a $26.0 million in-process research and development charge related to its acquisition of X-Ceptor Therapeutics. Non-GAAP net loss for the fourth quarter was $24.2 million, or $0.29 per share, compared to $25.6 million, or $0.35 per share for the comparable period in 2004. For the year ended December 31, 2005, net loss under GAAP was $84.4 million, or $1.07 per share, compared to $137.2 million, or $1.89 per share, in 2004. Non-GAAP net loss for 2005 was $83.2 million, or $1.06 per share, compared to $107.8 million, or $1.49 per share, in 2004. Non-GAAP net loss for the quarter and year excludes restructuring expense, acquired in-process research and development, and non-cash charges for stock compensation and amortization of intangibles. A reconciliation of GAAP net loss to non-GAAP net loss is set forth at the end of this press release.

Revenues for the fourth quarter of 2005 were $14.4 million, compared to $15.7 million for the comparable period in 2004. Revenues for the year were $76.0 million, compared to $52.9 million in 2004. The decrease in revenues for the quarter was primarily due to the termination of our Genoptera collaboration in March of 2005. The increase in revenues for the year was primarily due to milestones achieved under our GlaxoSmithKline collaboration, the conclusion of our Genoptera collaboration and our new agreements with Helsinn and Genentech. This increase was partially offset by the termination of most of our combinatorial chemistry collaborations and one of our Bristol-Myers Squibb collaborations in 2004.

Research and development expenses for the fourth quarter of 2005 were $36.0 million, compared to $35.0 million for the comparable period in 2004. Research and development expenses for the year were $141.1 million, compared to $137.7 million in 2004. The net increase in expenses for both the quarter and the full year reflect the continued expansion of our development activities, which were offset by significant decreases in lab supply expenses resulting from the termination of most of our combinatorial chemistry collaborations.

General and administrative expenses were $7.6 million, compared to $5.5 million for the comparable period in 2004. General and administrative expenses for the year were $27.7 million, compared to $20.9 million in 2004. The increases for both the quarter and the full year were primarily a result of higher personnel related expenses to support our expanding operations as well as increased expenses for legal and accounting services.

Cash, cash equivalents, marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $210.5 million at December 31, 2005, compared to $171.2 million at December 31, 2004.

2005 Highlights

•	We initiated five Phase 1 clinical trials: XL880, XL820, XL844, XL184 in patients with solid tumors who did not respond to previous therapy and for XL784 in healthy volunteers

•	We presented Phase 1 clinical data for XL999 and XL647 at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in November

•	We completed a Phase 1 clinical trial for XL999 and initiated Phase 2 clinical trials in patients with non-small cell lung, colorectal, ovarian and renal cell cancers

•	We completed the repeat-dose Phase 1 clinical trial for XL784 in healthy volunteers

•	We held our first annual Exelixis R&D Day in December

•	We amended our GSK agreement to focus the collaboration on 12 programs in clinical and pre-clinical development and received $35.0 million in milestones under the amended collaboration

•	We completed a clinical development financing transaction with Symphony Capital for up to $80.0 million to fund the initial Phase 2 clinical development of XL647, XL999 and XL784

•	We completed four major transactions: Helsinn Healthcare SA (XL119), Genentech (Notch), Bristol Myers Squibb (LXR) and Wyeth (FXR)

•	We completed an equity offering for net proceeds of approximately $49.6 million in August

“In 2005, we made tremendous strides in our effort to make cancer therapies with the potential to have a positive impact on patients’ lives. We have eight compounds in ongoing clinical trials and we anticipate sharing additional clinical data this year at several medical meetings” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis.

“In 2006, we will continue to focus our efforts on moving compounds rapidly into and through the clinic, while efficiently managing our financial resources,” continued Dr. Scangos.

Financial Outlook

For the full year 2006, Exelixis expects revenues in the range of $100.0 million to $110.0 million and non-GAAP operating expenses, which exclude stock-based compensation and other non-cash charges, in the range of $210.0 million to $235.0 million. The company expects GAAP operating expenses to be in the range of $226.0 million to $256.0 million. The increase in expenses is primarily related to the ongoing advancement of development activities and a corresponding expansion of the general and administrative infrastructure. A reconciliation of GAAP operating expenses to non-GAAP operating expenses is set forth at the end of this press release. The company’s cash, cash equivalents, marketable securities, investments held by Symphony Evolutions, Inc. and restricted cash balance at the end of 2006 is expected to exceed $130.0 million.

The above guidance includes certain business development activities but does not include the impact of any potential security offering after December 31, 2005.

Conference Call and Webcast

Exelixis’ management will discuss the company’s fourth quarter 2005 financial results as well as other business developments during a conference call beginning at 2:00 p.m. PST/ 5:00 p.m. EST today, Tuesday, February 21, 2006. To listen to the discussion, visit the Webcast section under Investor Information on the Exelixis website at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a biotechnology company dedicated to the discovery and development of novel therapeutics that will potentially enhance the care and lives of patients with cancer and other serious diseases. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis’ development pipeline covers cancer and metabolism and is comprised of the following compounds: XL119 (becatecarin), for which a multinational Phase 3 clinical trial in bile duct tumor is ongoing and which has been exclusively licensed to Helsinn Healthcare S.A.; XL784, which is being advanced as a treatment for renal disease and expected to enter Phase 2 early in 2006; XL999, an anticancer compound, currently in Phase 2 clinical trials for a variety of solid tumors; XL647, XL880, XL820, XL844 and XL184, anticancer compounds currently in Phase 1 clinical trials; and multiple compounds in preclinical development for diseases including cancer and various metabolic and cardiovascular disorders. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of clinical proof-of-concept by Exelixis, to elect to develop a certain number of compounds in Exelixis’ product pipeline, which may include XL784 and the cancer compounds identified in this press release (other than XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation statements related to our estimated future revenues and expenses; our estimated future balances of cash, cash equivalents, marketable securities, investments held by Symphony Evolution, Inc. and restricted cash; and the matters discussed in the “Outlook” section. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties.

Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure of product candidates to demonstrate safety and efficacy in clinical testing; the ability of Helsinn Healthcare S.A. to conduct the Phase 3 clinical trial of XL119 sufficient to achieve FDA approval; the ability to complete and initiate trials at the referenced times; the ability to conduct clinical trials sufficient to achieve a positive completion; the ability to file INDs at the referenced times; the ability of Exelixis to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended September 30, 2005 and other filings with the Securities and Exchange Commission. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATION DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Contract	$10,392	$13,528	$55,715	$42,340
License	3,985	2,216	20,246	10,517

Total revenues	14,377	15,744	75,961	52,857

Operating expenses:
Research and development	36,043	35,030	141,135	137,724
General and administrative	7,560	5,549	27,731	20,905
Amortization of intangibles	270	278	1,086	779
Restructuring charge	—	—	—	2,275
Acquired in-process research and development	—	25,981	—	26,376

Total operating expenses	43,873	66,838	169,952	188,059

Loss from operations	(29,496)	(51,094)	(93,991)	(135,202)
Other income (expense):
Interest income	1,822	806	5,376	3,232
Interest expense	(1,543)	(1,639)	(6,190)	(5,378)
Other income (expense), net	(196)	5	(5)	103

Total other income (expense)	83	(828)	(819)	(2,043)

Loss before noncontrolling interest in Symphony Evolution, Inc.	(29,413)	(51,922)	(94,810)	(137,245)
Loss attributable to noncontrolling interest in Symphony Evolution, Inc.	4,891	—	10,406	—

Net loss	$(24,522)	$(51,922)	$(84,404)	$(137,245)

Net loss per share, basic and diluted	$(0.29)	$(0.70)	$(1.07)	$(1.89)

Shares used in computing basic and diluted net loss per share	83,288	74,322	78,810	72,504

EXELIXIS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
GAAP net loss	$(24,522)	$(51,922)	$(84,404)	$(137,245)
Restructuring charges	—	—	—	2,275
Acquired in-process research and development	—	25,981	—	26,376
Non-cash charges for amortization of intangibles	270	278	1,086	779
Non-cash charges for stock compensation expense	75	17	110	56

Non-GAAP net loss	$(24,177)	$(25,646)	$(83,208)	$(107,759)

Non-GAAP net loss per share, basic and diluted	$(0.29)	$(0.35)	$(1.06)	$(1.49)

Shares used in computing basic and diluted
Non-GAAP net loss per share	83,288	74,322	78,810	72,504

(1)	These non-GAAP amounts are intended to illustrate the company’s results from operations excluding restructuring charges, acquired in-process research and development and certain non-cash charges, including (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company’s results from continuing operations because, in management’s view, the excluded charges are not necessarily reflective of or directly attributable to the company’s continuing operations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2005	December 31, 2004 (1)
	(unaudited)
Cash, cash equivalents and marketable securities (2)	$210,499	$171,223
Working capital	101,606	100,161
Total assets	332,712	291,340
Stockholders’ equity	33,543	50,671

(1)	Derived from the audited consolidated financial statements

(2)	These amounts also include investments held by Symphony Evolution, Inc. of $34.0 million and restricted cash of $12.7 million as of December 31, 2005, and restricted cash of $16.0 million as of December 31, 2004.

EXELIXIS, INC.

2006 RECONCILIATION OF GAAP EXPENSES TO NON-GAAP EXPENSES

Our estimated 2006 non-GAAP operating expenses do not include: (i) stock compensation expense associated with Exelixis’ adoption of Statement of Financial Accounting Standards No. 123R on January 1, 2006, which we expect in the range of $15.0 million to $20.0 million for 2006, and (ii) other non-cash charges, which are currently estimated to be approximately $1.0 million. Our estimated 2006 GAAP operating expenses include the items listed above.

Management of the company believes the non-GAAP operating expenses are a useful measure of the company’s expenses from continuing operations because, in management’s view, the excluded changes are not necessarily reflective of or directly attributable to operations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

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